Exhibit 99.1

GAP INC. ANNOUNCES DEPARTURE OF MARKA HANSEN, PRESIDENT OF GAP

BRAND FOR NORTH AMERICA

SAN FRANCISCO - February 1, 2011 - Gap Inc. (NYSE:GPS) today announced that Marka Hansen will step down as president of Gap North America and will leave the company, effective February 4.

"Marka has been one of Gap's most passionate champions for 24 years, leaving a strong imprint on the company as a highly-respected leader, talented merchant, and mentor to many," said Glenn Murphy, chairman and CEO of Gap Inc. "During the last four years, Marka has put many foundational pieces in place -- such as 1969 denim and our new store design -- that should provide a springboard for the future."

"After several conversations, Marka and I agreed this was the right time for a change in the organization in order to take Gap brand to a new level. I am grateful for all that Marka has contributed to the company," Murphy added.

After starting as a Banana Republic merchant in 1987, Hansen grew to hold top merchandising roles at both Banana Republic and Gap, as well as in the International division when the company prepared to open in Europe and Japan. She also served as president of Banana Republic starting in 2003, before assuming the role of president of Gap North America in 2007.

Hansen said, "I'm proud of being so much a part of the Gap family, and I'll always be grateful to Doris and Don Fisher for giving me the chance to build my career here. Gap will remain a large part of me, and I'm confident the brand will become stronger going forward."

The company has identified an internal successor to Hansen, who will be announced in the next day. Further, the company stated that it is comfortable with the current First Call consensus for fiscal year 2010 EPS.  Per its usual practice, the company will comment on its earnings outlook more specifically as part of the January sales report on Thursday, February 3.

Forward-Looking Statements

This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Forward-looking statements include statements regarding earnings per share (EPS) for fiscal year 2010.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments to the financial information. Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended January 30, 2010. Readers should also consult the company's quarterly report on Form 10-Q for the fiscal quarter ended October 30, 2010.

These forward-looking statements are based on information as of February 1, 2011. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2009 sales were $14.2 billion. Gap Inc.'s brands are available for purchase to customers in over 90 countries worldwide through about 3,100 wholly owned stores, about 175 franchise stores and its e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

investor_relations@gap.com

Media Relations:

Louise Callagy

(415) 427-3502

press@gap.com